Exhibit 99.2

EXCHANGE AND PURCHASE AGREEMENT

This Exchange and Purchase Agreement (this “Agreement”), dated as of July 23, 2019, is made by and between Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”) and BRC Partners Opportunity Fund, LP, a Delaware limited partnership and holder of the Tranche A-1 Term Loan under the Company’s Credit Agreement (each as defined herein) (the “Purchaser”). As used herein, “Parties” refers collectively to the Company and the Purchaser.

RECITALS

The Company has incurred indebtedness under the Credit Agreement, dated as of May 11, 2015, among the Company, as the borrower, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, as it has been amended from time to time since (as it may be further amended, the “Credit Agreement”) and desires to restructure such indebtedness by having (i) the Purchaser cancel the principal balance of the Tranche A-1 Term Loan under the Credit Agreement (the “Tranche A-1 Term Loan”) totaling $3,999,999.90 and (ii) the Company issue new shares of its common stock, par value $0.01 per share (“Common Stock”), to the Purchaser in exchange for its interest in the Tranche A-1 Term Loan.

Now, therefore, in consideration of the mutual promises, agreements, representations, warranties, and covenants contained herein, the Parties hereto agree as follows:

Section 1. Exchange Transaction.

(a) In order to effect the complete cancellation of $3,999,999.90 in obligations due and owing under the Tranche A-1 Term Loan, effective upon the Closing (as defined herein), the parties hereto agree as follows: (i) the Purchaser hereby agrees that all of the liabilities, obligations and indebtedness owing by the Company to such Purchaser under the Credit Agreement and other Loan Documents (as defined in the Credit Agreement) in the amount totaling $3,999,999.90 in principal (inclusive of paid-in-kind interest), plus any accrued cash interest thereon, are hereby deemed satisfied in full, and irrevocably discharged, terminated, released, and of no further force or effect (the “Cancelled Debt”); and (ii) in exchange for such cancellation, the Company hereby authorizes and agrees to, and hereby does, issue and sell an aggregate of 13,333,333 shares of its Common Stock, at a per share price equal to $0.30 per share (the “Exchange Shares”), to the Purchaser, and has paid to the Agent (as defined in the Credit Agreement) all unpaid but accrued cash interest on the Cancelled Debt pursuant to the Credit Agreement (collectively, the “Exchange Transaction”).

(b) The closing of the Exchange Transaction (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on the date hereof at the offices of King & Spalding LLP, 1185 6th Ave, New York, New York 10036, or such other place, time, and date as shall be agreed between the Company and the Purchaser (the date on which the Closing occurs, the “Closing Date”).

(c) At the Closing (i) the Purchaser shall deliver to the Company or to any other person, as applicable, such documentation as is necessary under the Credit Agreement to exchange and cancel the Cancelled Debt, and (ii) the Company shall deliver to the Purchaser the Exchange Shares in book-entry form, free and clear of all liens, other than liens arising by reason of the transactions contemplated by this Agreement and applicable federal or state laws, to the account of the Purchaser with the Company’s transfer agent, which Exchange Shares shall be legended to reflect the fact that the shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.

Section 2. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as set forth below:

(a) Organization. The Company is duly organized and is validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or materially impair the Company’s ability to consummate the transactions contemplated hereby. The Company has the requisite power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to conduct its business as currently conducted.

(b) Power and Authority. The Company has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder.

(c) Execution and Delivery; Enforceability. This Agreement is duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

(d) Authorized and Issued Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date hereof, and before giving effect to any shares issued in connection with any of the transactions contemplated as part of the Equitization Proposals (as defined in the Backstop Agreement, as defined below), (i) 168,882,670 shares of Common Stock were issued and outstanding, (ii) 5,927,039 shares of Common Stock were held in the treasury of the Company, (iii) 27,603,358 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units and restricted stock granted under the Company’s stock option or stock-based compensation plans and (iv) no shares of Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights. Except as set forth in this Section 2(d), and except as contemplated by the Investor Rights Agreement, dated as of April 30, 2019 (the “Investor Rights Agreement”), among B. Riley FBR, Inc. (“B. Riley”), Purchaser and the Company, the Backstop Exchange Agreement, dated as of April 30, 2019 (the “Backstop Agreement”), among B. Riley and the Company, the Letter Agreement, dated April 5, 2019 (the “Equity Letter Agreement”), among B. Riley, Purchaser and the Company, and the Agreement, dated as of January 3, 2018 (the “Vintage Letter Agreement”), among the Company, Purchaser, Kahn Capital Management, LLC and Brian R. Kahn, as of the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company are issued, reserved for issuance, or outstanding. Except as set forth in this Section 2(d), and except as contemplated by the Investor Rights Agreement, the Backstop Agreement, the Equity Letter Agreement, and the Vintage Letter Agreement, as of the date of this Agreement, the Company is not party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription, or other right (including any preemptive right), agreement, or commitment that (w) obligates the Company to issue, deliver, sell transfer repurchase, redeem, or otherwise acquire, or cause to be issued, delivered, sold, or transferred, or repurchased, redeemed, or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (x) obligates the Company to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, contract, arrangement, or undertaking, (y) restricts the transfer of any shares of capital stock of the Company (other than pursuant to restricted stock award agreements under the Company’s stock option or stock-based compensation plans), or (z) relates to the voting of any shares of capital stock of the Company (other than the Investor Rights Agreement and the Vintage Letter Agreement).

(e) Issuance. The Exchange Shares are issued and delivered against payment therefor, and are duly authorized, validly issued and delivered, and fully paid and nonassessable, and are not issued in violation of any preemptive or similar rights. The Exchange Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f) No Conflict. The execution and delivery of this Agreement by the Company, and the performance of and compliance with all of the provisions hereof by the Company and the consummation of the transactions contemplated herein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Company’s Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws or any of the organizational or governance documents of the Company’s subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, lien, termination, or impairment which does not involve any agreement or plan with or for the benefit of any employee of the Company or any of its subsidiaries and which would not reasonably be expected to be, individually or in the aggregate, to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(g) Consents and Approvals. No consent, approval, authorization, order, registration, or qualification of or with any third party or any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required for the the execution and delivery by the Company of this Agreement and performance of and compliance by the Company with all of the provisions hereof and the consummation of the transactions contemplated herein.

(h) Arm’s Length. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person or entity. Additionally, the Purchaser is not advising the Company or any other person or entity as to any legal, tax, investment, accounting, or regulatory matters in any jurisdiction. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Purchaser shall not have any responsibility or liability to the Company or its stockholders, directors, officers, employees, advisors or other representatives with respect thereto. Any review by the Purchaser of the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Purchaser and shall not be on behalf of the Company or its stockholders, directors, officers, employees, advisors or other representatives and shall not affect any of the representations or warranties contained herein or the remedies with respect thereto.

(i) No Broker’s Fees. Except as set forth in the Credit Agreement, as amended on the date hereof, and the fees payable to Ducera Partners LLC, neither the Company nor any of its subsidiaries is a party to any contract, agreement, or understanding with any person that would give rise to a valid claim against the Company for a financial advisory fee, brokerage commission, finder’s fee, or like payment in connection with the Exchange Transaction, including the issuance of the Exchange Shares in accordance with the terms hereof.

(j) No Litigation. There are no actions, causes of action, claims, suits, proceedings or orders pending or, to the knowledge of the executive officers of the Company, threatened against the Company at law, in equity, or before or by any governmental agency, which seeks to restrain or enjoin, or could adversely affect the ability of the Company to effect, the consummation of the transactions contemplated hereby.

(k) No Reliance. The Company acknowledges that it is not relying upon any representation or warranty made by the Purchaser not expressly set forth in this Agreement.

(l) Credit Agreement. The Company has taken all actions and delivered all documentation necessary on the part of the Company under the Credit Agreement as of the date hereof to allow for the exchange and cancelation of the Canceled Debt and otherwise effect the Exchange Transaction.

Section 3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants as set forth below:

(a) Formation. It has been duly organized and is validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of organization.

(b) Power and Authority. It has the requisite power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization of this Agreement.

(c) Execution and Delivery. This Agreement is duly and validly executed and delivered by the Purchaser and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

(d) No Registration. The Purchaser understands that the Exchange Shares issued to the Purchaser have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein or otherwise made pursuant hereto.

(e) Investment Intent. The Purchaser is acquiring the Exchange Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities laws.

(f) Securities Laws Compliance. The Exchange Shares will not be offered for sale, sold, or otherwise transferred by the Purchaser except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any applicable state securities laws.

(g) Sophistication. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Exchange Shares being acquired hereunder. The Purchaser understands and is able to bear any economic risks associated with such investment (including necessity of holding the Exchange Shares for an indefinite period of time). The Purchaser acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein.

(h) Accredited Investor. The Purchaser represents that it is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(i) Legended Securities. The Purchaser understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the Exchange Shares have not been registered under the Securities Act and that the Exchange Shares may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.

(j) No Conflict. Assuming the accuracy of the representations and warranties of the Company hereunder, the purchase of the Exchange Shares acquired by the Purchaser, and the performance of and compliance with all of the provisions hereof by the Purchaser, and the consummation of the transactions contemplated herein (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation, bylaws, or similar governance documents of the Purchaser, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, or lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely affect the Purchaser’s performance of its obligations under this Agreement.

(k) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Company hereunder, no consent, approval, authorization, order, registration, or qualification of or with any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties is required to be obtained or made by the Purchaser for the purchase of the Exchange Shares in accordance with the terms hereof and the execution and delivery by the Purchaser of this Agreement and performance of and compliance by the Purchaser with all of the provisions hereof and the consummation of the transactions contemplated herein, except for any consent, approval, authorization, order, registration, or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely affect the Purchaser’s performance of its obligations under this Agreement.

(l) No Reliance. The Purchaser acknowledges that it is not relying upon any representation or warranty made by the Purchaser not expressly set forth in this Agreement.

(m) Credit Agreement. The Purchaser has taken all actions required of the Purchaser and delivered all documentation necessary on the part of the Purchaser under the Credit Agreement and any other agreement to which the Purchaser is a party to allow for the exchange and cancelation of the Canceled Debt and otherwise effect the Exchange Transaction. Other than as contemplated by the Exchange and Purchase Agreements, dated the date hereof (the “Exchange and Purchase Agreements”), between the Company and each of B. Riley Financial, Inc. (“B. Riley Financial”) and Vintage Capital Management, LLC (“Vintage”), the Letter Agreement, dated the date hereof (the “Assignment Letter Agreement”), between the Company, the Purchaser, B. Riley Financial and Vintage, and the Assignment and Assumption Agreements (as defined in the Assignment Letter Agreement), no one other than the Purchaser has any interest in, or ownership of, the Canceled Debt.

Section 4. Additional Covenants of the Company.

(a) Rule 158. The Company will generally make available to the Company’s security holders as soon as practicable an earnings statement of the Company covering a twelve-month period beginning after the date of this Agreement, which shall satisfy the provisions of Section 11(a) of the Securities Act.

(b) Reasonable Best Efforts. The Company shall use its reasonable best efforts (and shall cause its subsidiaries to use their respective reasonable best efforts) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its or their part under this Agreement and applicable laws to cooperate with the Purchaser and to consummate and make effective the transactions contemplated by this Agreement.

Section 5. Additional Covenants of the Purchaser.

(a) Information. The Purchaser shall provide the Company with such information as the Company reasonably requests regarding the Purchaser that is required under applicable law.

(b) Cooperation. The Purchaser shall use its commercially reasonable efforts to cooperate with the Company and to consummate and make effective the transactions contemplated by this Agreement in accordance with its terms, including executing, delivering, and filing, as applicable, any additional ancillary instruments or agreements necessary to consummate the transactions contemplated by this Agreement in accordance with its terms and to fully carry out the purposes of this Agreement and the transactions contemplated hereby.

Section 6. Reserved.

Section 7. Survival of Representations and Warranties. The representations and warranties made in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the covenants shall survive in accordance with their specific terms.

Section 8. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic transmission, mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Company:

Babcock & Wilcox Enterprises, Inc.

20 South Van Buren Avenue

Barberton, Ohio 44203

Attention: J. André Hall, General Counsel

with a copy to:

King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, GA 30309

Attention: William Calvin Smith, III
Zachary L. Cochran

Email:	calsmith@kslaw.com
zcochran@kslaw.com

If to Purchaser:

c/o B. Riley Financial, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Attention: Alan N. Forman, General Counsel
Tel: (212) 409-2420

Email: aforman@brileyfin.com

with a copy to

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: Steven Levine

Email: slevine@brownrudnick.com

Section 9. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement will be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

Section 10. Prior Negotiations; Entire Agreement. This Agreement, the documents referred to in this Agreement, that certain Registration Rights Agreement, dated as of April 30, 2019, the Investor Rights Agreement, the Exchange and Purchase Agreements, the Assignment Letter Agreement, the Assignment and Assumption Agreements (as defined in the Assignment Letter Agreement) and the Credit Agreement, together constitute the entire agreement of the Parties and supersedes all prior agreements, arrangements, or understandings, whether written or oral, between the parties with respect to the transactions contemplated hereby.

Section 11. GOVERNING LAW; VENUE. THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN AND FOR NEW CASTLE COUNTY OR, IF THE COURT OF CHANCERY LACKS SUBJECT MATTER JURISDICTION, ANY COURT OF THE STATE OF DELAWARE SITUATED IN NEW CASTLE COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 9, AND THAT SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED IN ANY SUCH COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT EACH OF THE OTHER PARTIES HERETO SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY A COURT PERMITTED BY THIS SECTION 11 IN ANY OTHER COURT OR JURISDICTION.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 13. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power, or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power, or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power, or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 14. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of either party against the other party hereto, in no event shall either party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 15. Interpretation. When a reference is made in this Agreement to “Sections” such reference shall be to a Section of this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Whenever the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import are used in this Agreement, they shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered all as of the date first written above.

Babcock & Wilcox Enterprises, Inc.

By:	/s/ Robert McKinney
Name: Robert McKinney
Title: Vice President, Assistant General Counsel

BRC Partners Opportunity Fund, LP

By:	/s/ Bryant R. Riley
Name: Bryant R. Riley
Title: Chief Investment Officer

[Signature Page – Exchange and Purchase Agreement]